Exhibit 99.1

November 29, 2011

Dear Shareholders:

Pinnacle Bankshares Corporation is making progress in its efforts to improve performance despite an economic environment that has been slow to rebound from the “great recession” and a multitude of challenges that have beset the banking industry. For the third quarter we are pleased to report that our company generated its best quarterly net income since the downturn in the economy, which began in the fourth quarter of 2007. Highlights through the end of the third quarter include:

•	Third quarter net income of $608,000, which was our best quarter since the 3rd quarter of 2007;

•	Net income for the first nine months of 2011 of $841,000, which is an increase of $217,000 compared to the same period last year; and

•	An increase in pre-provision net income of $945,000, or 60%, for the first nine months of 2011 compared to the same period in 2010.

Improvement has been a long process with results being driven by strategies and initiatives that started taking shape late last summer. Our aggressive approach to asset quality and problem loan management has led to an increase in our net chargeoffs and provision for loan loss for the first nine months of 2011 as compared to the same period in 2010. However, we have seen improvement in our asset quality indicators as problem loans are being “flushed” out of the system and we are confident that enhancements made to processes and procedures for handling problem loans will further benefit the company in future periods, notwithstanding the continuing challenging environment. The increase in our provision expense has been somewhat offset by an increase in our net interest margin as we have lowered our cost of funds, as well as pursued more demand deposits to reduce our dependency on certificates of deposit. We have also prudently managed and controlled non-interest expenses in an effort to operate more efficiently. The combination of all of these steps has created a positive turn in performance, which we now must work diligently to sustain and further improve.

The road to this point has not been easy and it certainly has been accompanied by some difficult decisions. I am proud of the fact that, when called upon, our employees have stepped up, taken on additional responsibilities and carried forward our strategies and initiatives. We remain focused on our goal of insuring that our company remains viable, independent and provides an appropriate level of return.

At this point I am compelled to address our dividend plans, which I know have been on your minds. Despite our improved performance, the company does not intend to declare a dividend to its shareholders during 2011. This decision is driven by our need to continue to preserve and increase capital levels. While our sole subsidiary, First National Bank, remains well capitalized under all regulatory definitions, we are concerned about new “implied” regulatory standards for bank capital and would prefer not to have to raise capital in this challenging environment due to the potential dilutive impact it would have on our current shareholders. Based on this position, which we believe is in the best interest of our shareholders, our only course of action is to increase capital organically through the retention of earnings. We are hopeful that our ability to sustain earnings improvement will allow us to reinstitute a dividend in the future.

Enclosed is an Investor Relations Report on Pinnacle Bankshares Corporation dated November 10, 2011, which we engaged Equity Research Services, based out of Raleigh, North Carolina, to produce. The report is based on our financial performance through the third quarter of 2011. We hope you find the information it provides useful and beneficial. As always we welcome your comments and questions.

In closing I would like to thank you for your support, confidence and continued interest in Pinnacle Bankshares Corporation.

Sincerely,

Aubrey H. Hall, III “Todd”

President & CEO

Pinnacle Bankshares Corporation provides this Investor Relations Report for its shareholders for informational purposes only. This report should not be construed as investment advice or an offer to sell or a solicitation to buy securities. The company does not endorse or adopt any of the opinions expressed in the report, and any statements made therein express the views of Equity Research Services, Inc., not the company. The views of the company’s management with respect to the company’s historical performance and future prospects are contained in the company’s SEC filings. Any statements contained herein that are not historical facts are forward-looking statements, which are based on current assumptions and involve significant risks and uncertainties, as described in the company’s SEC filings.